Exhibit 99.1

NewsRelease
NYSE: WPZ

Date: Aug. 22, 2007
Williams Partners L.P. Announces New Board Member
     TULSA, Okla. — Williams Partners L.P. (NYSE: WPZ) announced today that H. Michael Krimbill has been elected as a board member of the board of directors for the general partner of Williams Partners. The partnership also announced that Thomas C. Knudson has retired from the board of directors for the general partner of Williams Partners.
     Krimbill, 53, was elected as an independent board member and will serve on the board’s audit and conflicts committees. He was the president and chief financial officer of the general partner of Energy Transfer Partners, L.P., from 2005 through January 2007. Krimbill also served as a director of the general partner of Energy Transfer Partners, L.P., from 2000 to 2007 and as a director of the general partner of Energy Transfer Equity, L.P. from 2006 to 2007.
     Krimbill joined Heritage Propane Partners, L.P. (the predecessor of Energy Transfer Partners) as vice president and CFO in 1990. He was president of Heritage from 1999 to 2004 and president and chief executive officer from 2000 to 2004. Krimbill received a bachelor of arts in accounting from Michigan State University in 1976.
     The Williams Partners board membership includes Steve Malcolm, Don Chappel, Phil Wright, and Alan Armstrong, who are all affiliated with Williams (NYSE: WMB); Krimbill; Alice Peterson, president of Chicago-based Syrus Global, a provider of ethics, compliance and reputation management solutions; and Bill Parker, a retired executive vice president of Phillips Petroleum Company.
     Williams and certain of its affiliates own approximately 21 percent of Williams Partners L.P., including common units, subordinated units and its general partner interest. Williams also owns and controls the general partner of Williams Partners.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.